AGREEMENT AND PLAN OF MERGER

among

RURBANC DATA SERVICES, INC.

and

NC MERGER CORP.

and

NEW CORE HOLDINGS, INC.

TABLE OF CONTENTS

i

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1	Preparation of Registration Statement and Information Statement/Prospectus; New Core Written Consents	32
7.2	Access to Information	33
7.3	Delivery of Information	33
7.4	Reasonable Best Efforts	34
7.5	Acquisition Proposals	34
7.6	Employee Benefits Matters	34
7.7	Public Announcements	35
7.8	Listing of Shares of RDSI Common Stock	35
7.9	Takeover Statutes	35
7.10	Accounting Matters	35
7.11	Advice of Changes	35
7.12	RDSI Board of Directors	35
7.13	Internal Controls	36
7.14	Preparation of Final S Corporation Tax Return	36

ARTICLE VIII
CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Merger	36
8.2	Additional Conditions to Obligations of New Core	37
8.3	Additional Conditions to Obligations of RDSI	37

ARTICLE IX
INDEMNIFICATION

9.1	Survival of Representations and Warranties	38
9.2	Indemnification and Payment of Damages by New Core and RDSI	38
9.3	Holdback Shares	39
9.4	Escrow Agreement	42

ARTICLE X
TERMINATION AND AMENDMENT

10.1	Termination	42
10.2	Effect of Termination	43
10.3	Amendment	43
10.4	Extension; Waiver	44

ARTICLE XI
GENERAL PROVISIONS

11.1	Expenses	44
11.2	Notices	44
11.3	Interpretation	45
11.4	Counterparts	45
11.5	Entire Agreement; No Third Party Beneficiaries	45
11.6	Governing Law	45
11.7	Severability	45
11.8	Assignment	45
11.9	Submission to Jurisdiction; Waivers	46
11.10	Specific Enforcement	46
11.11	Definitions	46
11.12	Disclosure Schedule	52

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 25, 2009, by and among RURBANC DATA SERVICES, INC., an Ohio corporation (“RDSI”); NC Merger Corp., an Ohio corporation (“Merger Corp.”); and NEW CORE HOLDINGS, INC., a Florida corporation (“New Core”).

WITNESSETH :

WHEREAS, the Boards of Directors of RDSI, Merger Corp. and New Core deem it advisable and in the best interests of each corporation and its respective shareholders that RDSI, Merger Corp. and New Core enter into a merger transaction in order to advance the long-term strategic business interests of the parties;

WHEREAS, the Boards of Directors of RDSI, Merger Corp. and New Core have determined to consummate such merger transaction by means of the business combination transaction provided for herein in which, subject to the terms and conditions set forth herein, Merger Corp. will merge with and into New Core (the “Merger”), with New Core being the surviving corporation in the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of RDSI (the Surviving Company AND RDSI after the Effective Time are hereinafter sometimes referred to collectively as the “Combined Company”);

WHEREAS, this Agreement and the Merger have been adopted and approved by Rurban Financial Corp., an Ohio corporation and sole shareholder of RDSI (“Rurban”);

WHEREAS, the parties to this Agreement intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth in Section 11.11 or in the Sections of this Agreement set forth opposite such terms in Section 11.11;

NOW, THEREFORE, in consideration of the covenants, agreements and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the satisfaction or express waiver of the conditions of this Agreement, at the Effective Time (as defined in Section 1.2(b)), Merger Corp. shall merge with and into New Core.  New Core shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Florida.  Upon consummation of the Merger, the separate corporate existence of Merger Corp. shall terminate.

(b)           Notwithstanding anything herein to the contrary, RDSI may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article I), if and to the extent RDSI deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to which the holders of New Core Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement, (ii) adversely affect the treatment of the Merger as a reorganization described in Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.  New Core, if requested by RDSI, shall enter into one or more amendments to this Agreement in order to effect any such change.

1.2           Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place within three (3) Business Days after the satisfaction or express waiver (subject to Applicable Laws) of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215, unless another place is agreed to in writing by the parties hereto.

(b)           The Merger shall become effective upon the latest to occur of the following: (i) the filing of a certificate of merger with the Secretary of State of the State of Ohio (the “Ohio Secretary”) in accordance with the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) (the “OGCL”); (b) the filing of articles of merger with the Department of State of the State of Florida in accordance with the Florida Business Corporation Act (Chapter 607 of the Florida Statutes) (the “FBCA”); or (c) such later date and time as may be agreed to by RDSI, Merger Corp. and New Core and so provided in the certificate of merger and articles of merger filed as set forth above (the time the Merger becomes effective being referred to as the “Effective Time”).

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the OGCL and the FBCA.  At the Effective Time:

(a)           The articles of incorporation of New Core, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until amended in accordance with the FBCA;

(b)           The bylaws of New Core, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until amended in accordance with the FBCA;

(c)           Each individual serving as a director of Merger Corp. immediately prior to the Effective Time shall become a director of the Surviving Company and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Surviving Company’s articles of incorporation and bylaws or as otherwise provided by Applicable Laws or until his or her earlier death, resignation or removal in the manner provided in the Surviving Company’s articles of incorporation or bylaws or as otherwise provided by the FBCA; and

(d)           Each individual serving as an officer of Merger Corp. immediately prior to the Effective Time shall be an officer of the Surviving Company holding the same office as held with Merger Corp. immediately prior to the Effective Time.

1.4           Conversion of New Core Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of RDSI, Merger Corp., New Core or the holders of any capital stock of RDSI, Merger Corp. or New Core:

(a)           Each share of New Core Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of New Core Common Stock held in New Core’s treasury, shall automatically be converted into the right to receive the Closing Consideration and the Earn-Out Consideration, as calculated pursuant to Article II and Article III, respectively (collectively, the “Merger Consideration”).

(b)           All shares of New Core Common Stock converted into the right to receive the Closing Consideration and the Earn-Out Consideration pursuant to this Agreement shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of New Core Common Stock (a “Certificate”) shall thereafter evidence only the right to receive (i) the number of whole shares of RDSI Common Stock and (ii) cash in lieu of fractional shares of RDSI Common Stock into which the shares of New Core Common Stock formerly evidenced by such Certificate have been converted pursuant to this Agreement, without any interest thereon.

(c)           All shares of New Core Common Stock held in New Core’s treasury shall be canceled and shall cease to exist and no shares of RDSI Common Stock or other consideration shall be delivered in exchange therefor.

1.5           Merger Corp. Common Stock.  At and after the Effective Time, each common share of Merger Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock of the Surviving Company.

1.6           RDSI Common Stock.  At and after the Effective Time, each common share of RDSI issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger.

1.7           Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
CLOSING CONSIDERATION

2.1           Calculation of Closing Consideration.  The aggregate consideration to be issued upon the Closing of the Merger (the “Closing Consideration”) to the holders of all (100%) of the issued and outstanding shares of New Core Common Stock outstanding immediately prior to the Effective Time (the “New Core Holders”) shall be comprised of the Initial Shares (defined below) and Additional RDSI Shares (defined below).  The Closing Consideration shall be the number of shares of RDSI Common Stock which would equal the sum of:

(a)           the number of shares of RDSI Common Stock equal to the product of the total number of shares of RDSI Common Stock issued and outstanding immediately prior to the Effective Time multiplied by one thousand eight hundred thirty-four ten thousandths (0.1834) (the “Initial Shares”), plus

(b)           an additional number of shares of RDSI Common Stock (“Additional RDSI Shares”) if the Computed Valuation of New Core (as defined in Section 2.2(a) below) as of the Valuation Date is greater than fifteen and one-half percent (15.5%) of the sum of such Computed Valuation of New Core and the RDSI Computed Valuation (as defined in Section 2.2(b) below) as of the Valuation Date (the “Aggregate Post-Merger Value”).  The aggregate number of Additional RDSI Shares shall equal the number derived from the following equations A and B:

A.                RDSI Computed Valuation                  =    Per Share
           Number of RDSI Shares Outstanding               Computed
 Immediately Prior to Effective Time                Value

B.           Computed Valuation of New Core    –   Initial Shares   =    Additional
      Per Share Computed Value                                              RDSI Shares

2.2           Computed Valuation of New Core and RDSI.

(a)           For purposes of this Agreement, the following definitions shall apply:

(i)           “Computed Valuation of New Core” shall mean Six Million Five Hundred Thousand Dollars ($6,500,000) plus the average of (A) one and one half (1.5) times the New Core Computed Revenue and (B) Twelve (12) times the New Core Computed Net Income for the Converted Contracts in place on the Valuation Date.

(ii)           “Converted Contract” shall mean a New Core Contract under which the financial institution has converted to, or installed, the New Core Software, and is fully operational, evidenced by a certificate executed by the financial institution to the effect that the New Core Software has been successfully integrated into such financial institution’s products and services and is operating, subject to one or more issues identified by the financial institution on such certificate which, in the aggregate, does not affect the overall functionality of the system.  The date of execution by the financial institution of the certificate evidencing the Converted Contract shall be the effective date of the Converted Contract (the “Converted Contract Date”).

(iii)           “Initial Monthly Subscription Fee” shall mean the amount set forth (usually in Schedule B to New Core Contracts) in the Converted Contract as the amount payable by the financial institution per month for the initial twelve (12) months of service by New Core or RDSI.  Any adjustments, discounts, premiums, and other negotiated variances to the Initial Monthly Subscription Fee will be calculated over the full term  of the contract, and the adjustment shall be applied to the Initial Monthly Subscription Fee. [For example, a three month initial discount would be applied against the entire initial term of a three year contract and the New Core Computed Revenue adjusted by one-third of the total adjustment.]  The Initial Monthly Subscription Fee shall include the amount payable by the financial institution per month for disaster recovery services, whether included in the fee(s) set forth in Schedule B to the Converted Contract, identified and billed separately in the Converted Contract, or billed in an amendment or addendum to the Converted Contract.  The Initial Monthly Subscription Fee shall not include any one-time installation fees, hardware sales and/or installation, special one-time fees, and pass-through billings such as communications expense.  The Initial Monthly Subscription Fee shall not be reduced by sales commissions or one-time third party fees that are paid directly by the financial institution or paid by off-setting one-time billings to the financial institution.

(iv)           “New Core Computed Revenue” shall be the sum of the following calculations (A + B + C) of assumed revenues by category of service for the period for which such calculation is made for each bank having a Converted Contract based upon such financial institution’s assets as of the December 31 immediately prior to the Converted Contract Date (“Bank Assets”):

A.
For In-House Processing, which is defined as a processing configuration where the New Core Software is being licensed and processed (run) on hardware owned or leased by the subject bank on the bank’s property,  the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“In-House Processing Revenues”); Plus

B.
For ASP Processing, which is defined as a processing configuration where the New Core Software is processed (run) on hardware owned or leased by New Core or RDSI at a site remote from the bank but the software is operated and controlled by the bank with hardware maintenance the responsibility of New Core or RDSI,  the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“ASP Processing Revenues”); Plus

C.
For Out-Sourced Processing, which is defined as a processing configuration where the New Core software is processed (run) on hardware owned or leased by New Core or RDSI and operations and hardware maintenance is the responsibility of New Core or RDSI, the following calculation for all Converted Contracts with a Converted Contract Date during such period:  (I) aggregate Bank Assets times (II) the Initial Monthly Subscription Fee times (III) Twelve One Millionths (.000012) (“Out-Sourced Processing Revenues”).

(v)           “New Core Computed Net Income” shall mean the sum of the following calculations (A + B + C + D) of assumed net income by category of service for the period for which such calculation is made:

A.	In-House Processing Revenues times three hundred and sixty-three thousandths (.363) (“In-House Processing Net Income”); Plus

B.	ASP Processing Revenues times two hundred and sixty-one thousandths (.261) (“ASP Net Income”); Plus

C.	Out-Sourced Processing Revenues times two hundred and thirteen thousandths (.213) (“Out-Sourced Processing Net Income”); Plus

D.
Revenues generated by products, including, without limitation, disaster recovery services, sold by New Core (other than In-House Processing, ASP Processing or Out-Sourced Processing) for the period for which such calculation is made times one hundred thirty-two thousandths (.132) (“Other Products Net Income”).

(vi)           “Valuation Date” shall mean the last date of that calendar month which is closest to the Effective Time and at least twenty (20) days prior to the Effective Time.

(vii)           “RDSI Computed Valuation” shall mean the average of the four (4) following calculations all computed in accordance with GAAP:

A.	Twelve (12) times the net income (after-tax) of RDSI (“Net Income”) for the twelve (12) months ending on the Valuation Date;

B.	Six (6) times the EBITDA (earnings before interest, taxes, depreciation and amortization) of RDSI for the twelve (12) months ending on the Valuation Date;

C.	One and one-half (1.5) times the gross revenues of RDSI for the twelve (12) months ending on the Valuation Date; and

D.
An amount equal to: (x) the Net Cash Flow (defined below) of RDSI for the twelve (12) months ending on the Valuation Date divided by twelve one hundredths (.12); plus (y) the total shareholders’ equity of RDSI on the Valuation Date; minus (z) the goodwill of RDSI on the Valuation Date.  “Net Cash Flow” shall be computed using the amounts determined for the twelve months ending on the Valuation Date (except for capital expenditures) and shall be equal to: (a) Net Income; plus (b) interest used for the EBITDA computation in (ii) above times sixty-six one hundredths (.66); plus (c) depreciation expense on fixed assets; plus (d) amortization expense on any software or intangible assets; minus (e) the average annual capital expenditures of RDSI for the twenty four (24) months ending on the Valuation Date.

2.3           Payment of Closing Consideration; Holdback Shares.

(a)           Each New Core Holder shall be entitled to receive in exchange and substitution for such holder’s shares of New Core Common Stock the same percentage of the Initial Shares and the Additional RDSI Shares that such holder’s shares of New Core Common Stock bear to the total number of issued and outstanding shares of New Core Common Stock immediately prior to the Effective Time.

(b)           Notwithstanding anything to the contrary contained herein, RDSI shall withhold from the Initial Shares and the Additional Shares to be delivered to the New Core Holders pursuant to this Article II and shall deliver to the Holdback Agent a number of shares of RDSI Stock equal to twenty-five percent (25%) of the Closing Consideration (the “Holdback Shares”), which Holdback Shares shall be retained by the Holdback Agent, in the Holdback Fund in accordance with Section 9.3 hereof, and the Closing Consideration to which each New Core Holder is entitled to receive pursuant to Section 2.3(a) shall be reduced accordingly.

2.4           No Fractional Shares.  Notwithstanding anything to the contrary contained in this Article II, no fractional share of RDSI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued as part of the Closing Consideration.  Each New Core Holder who would otherwise be entitled to receive a fractional share of RDSI Common Stock as part of the Closing Consideration shall receive instead an amount in cash equal to the product of (a) the fractional RDSI Common Stock interest to which such holder would otherwise be entitled, multiplied by (b) the Per Share Computed Value.

2.5           Share Certificates in Merger.

(a)           Within three business days after the Effective Time, RDSI shall mail to each New Core Holder of record a form letter of transmittal and instructions for use in effecting the surrender for exchange of the Certificates evidencing the shares of New Core Common Stock cancelled and extinguished as a result of the Merger.  Upon surrender of a Certificate for cancellation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing the shares of RDSI Common Stock and the cash to which the holder is entitled in accordance with the provisions of this Agreement, and the Certificate so surrendered shall thereafter be cancelled forthwith.

(b)           In the event that any New Core Holder of shares of New Core Common Stock cancelled and extinguished in accordance with this Agreement is unable to deliver the Certificate which evidences such shares of the holder, RDSI, in the absence of actual notice that any shares theretofore evidenced by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with any provisions of this Agreement upon the presentation of all of the following:

(i)	Evidence to the reasonable satisfaction of RDSI that any such Certificate has been lost, wrongfully taken or destroyed;

(ii)	Such security or indemnity as may be reasonably requested by RDSI to indemnify and hold RDSI harmless; and

(iii)
Evidence to the reasonable satisfaction of RDSI that such person is the owner of the shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

(c)           In the event that the issuance of shares of RDSI Common Stock or payment of cash in lieu of fractional shares in accordance with this Agreement is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of RDSI that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes the right to receive the Closing Consideration and cash in lieu of fractional shares as determined pursuant to this Agreement.

(d)           No dividends or other distributions declared with respect to shares of RDSI Common Stock and payable to the New Core Holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate.  Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of RDSI Common Stock represented by such Certificate.

2.6           Compliance with Section 2.5.  No shares of RDSI Common Stock or payment in lieu of fractional shares shall be delivered by RDSI to any New Core Holder of common shares in accordance with this Agreement until any such holder shall have complied with Section 2.5 of this Agreement.

2.7           Payment in Satisfaction of Rights.  All payments made upon the surrender of Certificates pursuant to this Article II shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Certificates.

2.8           No Further Registration of Transfer.  After the Effective Time, there shall be no further registration of transfer of shares of New Core Common Stock on the stock transfer books of New Core.  In the event that, after the Effective Time, Certificates evidencing such shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article II.

2.9           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, the shares of New Core Common Stock which are outstanding immediately before the Effective Time and which are held by shareholders who shall not have voted such shares in favor of this Agreement, who shall have delivered to New Core a written notice of intent to demand payment of such shares in the manner provided in Sections 607.1301 through 607.1333 (collectively, the “Appraisal Statute”) and who shall have otherwise complied fully with all of the requirements of the Appraisal Statute shall not be converted into or be exchangeable for the right to receive the consideration provided in this Agreement; provided, however, that (a) each of such shares (herein referred to as the “Dissenting Shares”) shall nevertheless be cancelled and extinguished in accordance with this Agreement; (b) the holder of Dissenting Shares, upon full compliance with the requirements of the Appraisal Statute, shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute; and (c) in the event (i) any holder of Dissenting Shares shall subsequently withdraw such holder’s demand for appraisal of such shares in accordance with the provisions of the Appraisal Statute, or (ii) any holder of Dissenting Shares fails to perfect his or her appraisal rights by not fully complying with the provisions of the Appraisal Statute, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this Agreement.

(b)           New Core shall give RDSI (i) prompt notice of any written demands for appraisal of any shares of New Core Common Stock made under the Appraisal Statute, any withdrawals or attempted withdrawals of such demands and any other instruments delivered pursuant to the Appraisal Statute and received by New Core relating to Dissenting Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights.  New Core shall not, except with the prior written consent of RDSI, voluntarily make any payment with respect to any demands for payment for shares of New Core Common Stock under the Appraisal Statute or offer to settle or settle any such demands.

ARTICLE III
EARN-OUT CONSIDERATION

3.1           Earn-Out Consideration.

(a)           In addition to the Closing Consideration, each New Core Holder shall have the right to receive Initial Earn-Out Consideration, Adjusted Earn-Out Consideration and Final Earn-Out Consideration all as defined and determined in accordance with this Article III and collectively referred to in this Agreement as the “Earn-Out Consideration.”

(b)           If the Computed Valuation of New Core as of the Valuation Date is less than .1834 times the RDSI Computed Valuation on the Valuation Date, then the Earn-Out Consideration shall be reduced.  The reduction shall equal the number of shares of RDSI Common Stock (“Reduction Shares”) derived from the following equation:

(RDSI Computed Valuation times .1834) minus Computed Valuation of New Core
Per Share Computed Value

= Reduction Shares

The number of Reduction Shares shall first reduce the Initial Earn-Out Consideration and then shall, in turn, reduce the Adjusted Earn-Out Consideration and the Final Earn-Out Consideration until all of the Reduction Shares have been applied.

(c)           In no event, however, and notwithstanding any provision of this Agreement to the contrary, shall the aggregate number of shares of RDSI Common Stock issued as Additional RDSI Shares, Initial Earn-Out Consideration, Adjusted Earn-Out Consideration and Final Earn-Out Consideration exceed the aggregate number of Shares of RDSI Common Stock issued as Initial Shares.

3.2           Initial Earn-Out Consideration.

The “Initial Earn-Out Period” shall be the period beginning on the Effective Time and ending on December 31, 2010, if the Effective Time precedes December 31, 2010. If the Effective Time is on or after December 31, 2010, no Initial Earn-Out Consideration shall be issued.

The aggregate Initial Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for the Initial Earn-Out Period times One and One half (1.5), Plus

(b)           New Core Computed Net Income for the Initial Earn-Out Period times Twelve (12); Divided By

(c)           Two (2); Divided By

(d)          The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares. Each New Core Holder shall be entitled to receive the same proportion of such Initial Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Initial Earn-Out Consideration shall be issued by RDSI not later than March 31, 2011.

3.3           Adjusted Earn-Out Consideration.

The “Adjusted Earn-Out Period” shall be the period beginning on the later of the Effective Time or January 1, 2011 and ending on December 31, 2011.

The aggregate Adjusted Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for the Adjusted Earn-Out Period times One and One half (1.5), Plus

(b)           New Core Computed Net Income for the Adjusted Earn-Out Period times Twelve (12); Divided By

(c)           Four (4); Divided By

(d)          The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares.  Each New Core Holder shall be entitled to receive the same proportion of such Adjusted Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Adjusted Earn-Out Consideration shall be issued by RDSI not later than March 31, 2012.

3.4           Final Earn-Out Consideration.

The Final Earn-Out Consideration shall be payable to the New Core Holders in connection with New Core Contracts executed between New Core or RDSI and a financial institution before December 31, 2011 and that become Converted Contracts between January 1, 2012 and December 31, 2012 (“Final Converted Contracts”).

The aggregate Final Earn-Out Consideration to be issued to all New Core Holders shall equal the number of shares of RDSI Common Stock derived from the following calculation:

(a)           New Core Computed Revenue for Final Converted Contracts during the period January 1, 2012 until December 31, 2012 times One and One half (1.5), Plus

(b)           New Core Computed Net Income for Final Converted Contracts during the period January 1, 2012 until December 31, 2012 times Twelve (12); Divided By

(c)           Four (4); Divided By

(d)          The Per Share Computed Value;

provided, however, that the number of shares of RDSI Common Stock derived from the foregoing calculation shall be reduced by the number of Converted Contract Revision Shares.  Each New Core Holder shall be entitled to receive the same proportion of such Final Earn-Out Consideration as the New Core Holder received of the Initial Shares.  The Final Earn-Out Consideration shall be issued by RDSI not later than March 31, 2013.

3.5           No Fractional Shares.  Notwithstanding anything to the contrary contained in this Article III, no fractional share of RDSI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued as part of the Earn-Out Consideration.  Each New Core Holder who would otherwise be entitled to receive a fractional share of RDSI Common Stock as part of the Earn-Out Consideration shall receive instead an amount in cash equal to the product of (a) the fractional RDSI Common Stock interest to which such holder would otherwise be entitled, multiplied by (b) the average closing price of a share of RDSI Common Stock for the twenty (20) most recent trading days that RDSI Common Stock has traded immediately preceding the issuance of the applicable Earn-Out Consideration.

3.6           Shares Reserved.  Following the Effective Time, the Combined Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of RDSI Common Stock for delivery of the Earn-Out Consideration pursuant to the terms set forth in this Article III.

3.7           Computation.  All calculations necessary for the computation of amounts in accordance with Articles II and III of this Agreement shall be made by Plante & Moran or the then current external or internal accounting firm of RDSI (the “Accountants”).  The Accountants shall have unrestricted access to the books and records of RDSI, New Core and the Combined Company in order to confirm such calculations.  The decision of the Accountants shall be final and binding on the parties.  In the event that the Accountants designated by this Section 3.7 are unwilling or unable to act, the Accountants shall be selected by RDSI.  All expenses and fees of the Accountants shall be paid by RDSI for calculation of the RDSI Computed Valuation and by New Core for the calculation of the Computed Valuation of New Core and the Earn Out Consideration, and any other expenses shall be paid by the party whose calculations are being made.

3.8           Converted Contract Revision Shares.  The term “Converted Contract Revision Shares” shall mean the number of shares of RDSI Common Stock equal to the difference between (a) the number of shares of RDSI Common Stock issued as and for the Closing Consideration or a prior Earn-Out Consideration which included in its calculation of New Core Computed Revenue and New Core Computed Net Income a Converted Contract that, during the Initial Earn-Out Period, Adjusted Earn-Out Period or Final Earn-Out Consideration, as applicable, has been rescinded or terminated, or for which New Core has made a refund of fees or a discount has been granted to the financial institution (each, a “Revised Contract”) and (b) the number of shares of RDSI Common Stock that would have been issued as and for such Closing Consideration or prior Earn-Out Consideration if recalculated to reflect the decrease in New Core Computed Revenue and New Core Net Income resulting from all such Revised Contracts.  Discounts and refunds shall be calculated over the contract term.

3.9           Anti-Dilution Adjustments.  In the event RDSI changes (or establishes a record date for changing) the number of shares of RDSI Common Stock issued and outstanding after the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding shares of RDSI Common Stock (excluding the issuance of up to 15% of the outstanding shares of RDSI Common Stock to employees of RDSI pursuant to stock options, restricted stock or other stock incentive awards) and the record date therefor shall be prior to the issuance of any Merger Consideration pursuant to Article II or this Article III, then the number of shares of RDSI Common Stock to be issued as any Merger  Consideration shall be proportionately adjusted.  The provisions of this Section 3.9 shall not apply to the issuance of shares of RDSI Common Stock for full consideration or to the issuance of shares of RDSI Common Stock in connection with any employee benefit plan of RDSI.

ARTICLE IV
CERTAIN PRE-MERGER TRANSACTIONS

4.1           Ancillary Agreements.  Contemporaneously with the execution of this Agreement (or within thirty (30) days thereafter in the case of the Holdback Escrow Agreement), RDSI and New Core have executed and delivered (or caused the execution and delivery of) the following agreements (collectively, the “Ancillary Agreements”):  (a) the Subordinated Loan Agreements; (b) the Reseller Software License and Support Agreement; (c) the Escrow Agreement; (d) the Voting Agreements; and (e) the Holdback Escrow Agreement.

4.2           Spin-Off.  The Closing of the Merger shall be subject to and conditioned upon the prior distribution of not less than 80% of the outstanding shares of RDSI Common Stock owned by Rurban to the then-existing shareholders of Rurban (the “Spin-Off”).  The decision to effect the Spin-Off and the terms thereof shall be at the sole discretion of the Board of Directors of Rurban, and except as expressly provided in Section 10.2, RDSI shall have no obligation or liability to New Core or its shareholders under the terms of this Agreement if the Spin-Off is not completed for any reason.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of New Core.  Except as set forth in the New Core Disclosure Schedule delivered by New Core to RDSI prior to the execution of this Agreement (the “New Core Disclosure Schedule”), New Core represents and warrants to RDSI as provided below.  For purposes of this Section 5.1, New Core shall mean New Core Holdings, Inc. and all of its predecessor companies and businesses, including, without limitation, New Core Banking Systems, LLC and Core ASP, LLC.

(a)           Organization, Standing and Power; Subsidiaries.

(i)           New Core is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.  The copies of the articles of incorporation and bylaws of New Core which were previously furnished or made available to RDSI are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)           Except as set forth on Section 5.1(a) of the New Core Disclosure Schedule, New Core does not have any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)           Capital Structure.

(i)           The authorized capital stock of New Core consists of one hundred million (100,000,000) shares of New Core Common Stock.  As of the date of this Agreement, seventy-six million six hundred six thousand one hundred ninety-one (76,606,191) shares of New Core Common Stock were issued and outstanding and no shares of New Core Common Stock were held as treasury shares.  Section 5.1(b) of the New Core Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all record and beneficial holders of shares of New Core Common Stock and the number of shares held by each such holder.  All issued and outstanding shares of capital stock of New Core are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of New Core is entitled to preemptive rights.  Except as set forth in Section 5.1(b) of the New Core Disclosure Schedule, there are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from New Core.

(ii)           No bonds, debentures, notes or other indebtedness of New Core having the right to vote on any matters on which shareholders of New Core may vote (“New Core Voting Debt”) are issued or outstanding.

(iii)           Except as set forth in Section 5.1(b) of the New Core Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which New Core is a party or by which it is bound obligating New Core to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of New Core or obligating New Core to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of New Core to repurchase, redeem or otherwise acquire any shares of capital stock of New Core.

(iv)           Other than the Ancillary Agreements or as set forth in Section 5.1(b) of the New Core Disclosure Schedule, as of the date of this Agreement, there are no shareholder, buy-sell or close corporation agreements, voting trusts or other Contracts to which New Core is a party or by which it is bound relating to the voting or transfer of shares of capital stock of New Core.

(c)           Authority; No Conflicts.

(i)           New Core has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by New Core and the consummation by New Core of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of New Core.  This Agreement and the Ancillary Agreements have been duly executed and delivered by New Core and, assuming the due authorization and valid execution and delivery of this Agreement and the Ancillary Agreements by RDSI, constitute valid and binding agreements of New Core, enforceable against New Core in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)           The execution and delivery of this Agreement and the Ancillary Agreements by New Core does not, and the consummation by New Core of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, a “Lien”), “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to:  (A) any provision of the articles of incorporation or bylaws of New Core or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core or, to the Knowledge of New Core, the Combined Company following the Merger, subject to obtaining or making the New Core Necessary Consents (as defined in paragraph (iii) below), (I) any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a “Contract”) to which New Core is a party or by which it or any of its properties or assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Core or its properties or assets.

(iii)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to New Core in connection with the execution and delivery of this Agreement and the Ancillary Agreements by New Core or the consummation by New Core of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Required New Core Vote, (B) the FBCA with respect to the filing of articles of merger with the Florida Department of State in connection with the Merger, and (C) the consents, notices and/or filings set forth in Section 5.1(c)(iii) of the New Core Disclosure Schedule.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (C) are hereinafter referred to as “New Core Necessary Consents.”

(d)           Financial Statements.

(i)           New Core has delivered to RDSI (A) unaudited financial statements for the fiscal years ended December 31, 2007 and 2008, consisting of balance sheets and the related statements of income and stockholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto, and (B) unaudited financial statements for the interim period ended March 31, 2009, consisting of a balance sheet and the related statement of income (collectively, the “New Core Financial Statements”).  The New Core Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of New Core as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(ii)           Except as set forth in Section 5.1(d)(ii) of the New Core Disclosure Schedule, since December 31, 2008, New Core has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of New Core or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.

 (e)           Information Supplied.

(i)           None of the information supplied or to be supplied by New Core for inclusion or incorporation by reference in (A) the Registration Statement (as defined in Section 7.1(a)) will, at the time the Registration Statement is filed with the Securities and Exchange Commission (the “SEC”), at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Information Statement/Prospectus (as defined in Section 7.1(a)) will, on the date it is first mailed to New Core shareholders or at the time of the New Core Shareholders Meeting (as defined in Section 7.1(b)) or New Core Written Consents (as defined in Section 7.1(b)), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading].

(ii)           Notwithstanding the foregoing provisions of this Section 5.1(e), no representation or warranty is made by New Core with respect to statements made or incorporated by reference in the Registration Statement or the Information Statement/Prospectus based on information supplied by RDSI for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed therein pursuant to Section 5.2(e).

(f)           Board Approval; Vote Required.

(i)           The Board of Directors of New Core, by resolutions duly adopted by unanimous vote at a meeting duly called and held, or by action by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of New Core and its shareholders, (B) approved this Agreement and the Merger, (C) resolved to recommend that the shareholders of New Core approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by New Core’s shareholders for approval and adoption and (D) taken all other action necessary to render any and all limitations on business combinations contained in the FBCA and the provisions of New Core’s articles of incorporation inapplicable to the transactions contemplated hereby.  To the Knowledge of New Core, except for the limitations on business combinations contained in the FBCA (which have been rendered inapplicable), no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(ii)           The affirmative vote of the holders of a majority of the outstanding shares of New Core Common Stock (the “Required New Core Vote”) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of New Core capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

(g)           [Reserved.]

(h)           Litigation; Compliance with Laws.

(i)           There is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of New Core, threatened, against or affecting New Core or any property or asset of New Core, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against New Core.

(ii)           Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core, New Core holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of New Core (the “New Core Permits”), and no suspension or cancellation of any of the New Core Permits is pending or, to the Knowledge of New Core, threatened.  New Core is in compliance with the terms of the New Core Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.  New Core is not in violation of, and New Core has not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core.

(i)           Absence of Certain Changes or Events.  Except as set forth in Section 5.1(i) of the New Core Disclosure Schedule, since December 31, 2008, New Core has conducted its business only in the ordinary course, consistent with past practice and there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on New Core.  Except as set forth in Section 5.1(i) of the New Core Disclosure Schedule, since December 31, 2008 through the date of this Agreement, New Core has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1.

(j)           Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on New Core, (i) the operations of New Core have been and are in compliance with all applicable Environmental Laws (as defined below) and with all New Core Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of New Core, threatened, actions, suits, claims, investigations or other proceedings (collectively, “Actions”) under or pursuant to Environmental Laws against New Core or involving any real property currently owned or, to the Knowledge of New Core, formerly owned, or currently or formerly operated or leased, by New Core and (iii) to the Knowledge of New Core, New Core is not subject to any Environmental Liabilities (as defined below), and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by New Core or operations thereon would reasonably be expected to result in Environmental Liabilities for New Core.

As used in this Agreement, “Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating or imposing liability or legally binding standards of conduct concerning pollution, Hazardous Materials (as defined below) or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.  As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries and for which such Person has liability by law or contract), whether vested or unvested, contingent or fixed, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.  As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

(k)           Intellectual Property.

(i)           Section 5.1(k)(i) of the New Core Disclosure Schedule lists all of the following (collectively, the “New Core Intellectual Property”):  (A) all Intellectual Property which is material to New Core’s operations or necessary for the conduct of New Core’s business, separately listing which is owned by New Core and which is not owned by New Core; and (B) all Intellectual Property, other than Consumer Software, which is material to any product, service, technology or process currently offered, licensed or sold by New Core and all Intellectual Property currently under development by New Core.

(ii)           Section 5.1(k)(ii) of the New Core Disclosure Schedule lists all licenses, sublicenses, agreements or instruments involving the New Core Intellectual Property which are material to New Core’s business (each, a “License”), including (A) all licenses by New Core to any Person of any Intellectual Property; (B) all licenses by any other Person to New Core of any Intellectual Property (excluding Consumer Software); and (C) all escrow agreements, current or terminated, relating to the deposit of the source code for the New Core Software and the names of all parties who have rights to access and/or modify the source code for the New Core Software or who have rights that may mature into rights to access and/or modify the source code for the New Core Software.  Each License regarding New Core Software identified on Section 5.1(k)(ii) of the New Core Disclosure Schedule is a valid and binding agreement in full force and effect and enforceable in accordance with its terms.  Each License regarding Ancillary Software identified on Section 5.1(k)(ii) of the New Core Disclosure Schedule is, to the Knowledge of New Core, a valid and binding agreement, in full force and effect and enforceable in accordance with its terms.  With respect to each License, to the Knowledge of New Core, there is no default (or event that with the giving of notice or passage of time would constitute a default) by New Core, or any default (or event that with the giving of notice or passage of time would constitute a default) by the other party thereto.  There are no pending or, to the Knowledge of New Core, threatened claims with respect to any License.  True and complete copies of all Licenses have been provided to RDSI.

(iii)           Except as otherwise identified on the New Core Disclosure Schedule, the New Core Software is original, and New Core has good and valid title to the New Core Software free and clear of any Liens.  New Core possesses by written License the rights to the Ancillary Software necessary for the conduct of New Core’s business and the performance of its obligations.  New Core has good and valid title to, or otherwise possesses the rights to use by written License, all of the New Core Intellectual Property that is material to New Core’s business.  Except for (A) Liens listed on the New Core Disclosure Schedule, (B) Intellectual Property owned by third parties disclosed in on the New Core Disclosure Schedule and (C) Licenses or other agreements with customers disclosed on the New Core Disclosure Schedule, no Person other than RDSI has any right or interest of any kind or nature in or with respect to any Intellectual Property owned or exclusively controlled by New Core, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit Intellectual Property owned or exclusively controlled by New Core, or any portion thereof.  New Core is the owner of all of the New Core Intellectual Property created by its officers or employees.  All independent contractors of New Core who have created New Core Intellectual Property have executed a written agreement pursuant to which all rights, title and ownership in and to such New Core Intellectual Property have been assigned to New Core.  Listed in Section 5.1(k)(iii) of the New Core Disclosure Schedule are the names of all of the individuals and entities which contributed to, authored or co-authored any portion of the New Core Software or selected, coordinated or arranged any of its components.

 (iv)           New Core has not received written notice that it has, nor, to the Knowledge of New Core, has New Core infringed upon, misappropriated or misused, any Intellectual Property or proprietary information of another Person or is currently so infringing.  There are no pending or, to the Knowledge of New Core, threatened claims or proceedings contesting or challenging any of the New Core Intellectual Property, or New Core’s use of any of the New Core Intellectual Property.  Except as set forth in Section 5.1(k)(iv) of the New Core Disclosure Schedule, to the Knowledge of New Core, no Person is infringing upon, misappropriating, or otherwise violating New Core’s rights to any of the New Core Intellectual Property.

(v)            Section 5.1(k)(v) of the New Core Disclosure Schedule contains a true and complete list of all of the material software or proprietary information included, embedded or incorporated in or developed for inclusion in the New Core Software, New Core’s products or in websites of New Core, or used in the delivery of services or otherwise by New Core.  New Core owns or has valid licenses to all Software used in its operations.  Except as identified in Section 5.1(k)(v) of the New Core Disclosure Schedule, no freeware, open source or public library software, including any version of any software licensed pursuant to any GNU public license or any similar license, is, in whole or in part, embodied or incorporated in the New Core Software.  Except as set forth on the New Core Disclosure Schedule, no Intellectual Property owned by another Person has been incorporated into the New Core Software absent a License for such use.  The New Core Software contains no “viruses,” which, for the purposes of this Agreement, means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware, but does not include any New Core intended functionality which limit a customer’s use of software to the scope of the customer’s license.  To New Core’s Knowledge, the Ancillary Software contains no “viruses.”

(vi)            New Core has taken commercially reasonable measures to protect the proprietary nature of the New Core Intellectual Property and to maintain in confidence all Trade Secrets and other confidential Intellectual Property and information owned or used by New Core in connection with New Core’s business.  To the Knowledge of New Core, no material Trade Secret or other material confidential Intellectual Property or information of New Core owned or used in connection with New Core’s business has been disclosed to any third party, other than pursuant to a written non-disclosure or confidentiality agreement or other written agreement which protects New Core’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property. Section 5.1(k)(vi) of the New Core Disclosure Schedule lists all such written non-disclosure or confidentiality agreements or other written agreements pursuant to which any such disclosure was made.

(vii)           (A) New Core has not filed any application to register any Copyrights with the U.S. Copyright Office, nor any application to register any Trademark, Service Mark, or Patents with the United States Patent and Trademark Office (“PTO”) or any other Copyright, trademark or Patent office; (B) none of New Core’s Trademarks has been or is now involved in any opposition, claim of infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of New Core,  no such action is threatened with respect to any of such Trademarks; and (C) to the Knowledge of New Core, none of New Core’s Trademarks infringes or has been alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of New Core, none of New Core’s Trademarks is being infringed or has been infringed by any third party.

(viii)       Except as set forth on Section 5.1(k)(viii) of the New Core Disclosure Schedule, the New Core Intellectual Property is free and clear of any and all Liens, except Permitted Liens.

(ix)          New Core uses commercially reasonable practices to ensure the physical and electronic protection of the New Core Intellectual Property and its Information Technology from unauthorized disclosure, use or modification.  Other than as set forth on Section 5.1(k)(ix) of the New Core Disclosure Schedule, there has been no breach of security involving any website or database of New Core or, to the Knowledge of New Core, of any customer of New Core.  All data which has been collected, stored, maintained or otherwise used by New Core has been collected, stored, maintained and used in accordance with all Applicable Laws, rules and regulations.  New Core has not been notified of noncompliance with any Applicable Law, or any pertinent guidelines or industry standards pertaining to information security.

(l)           Title to Assets.  New Core has good and valid title to all of the assets owned by it and valid leasehold interests in all of the real and personal property leased by it, free and clear of all Liens except Permitted Liens.  No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the Knowledge of New Core, threatened.  Except as disclosed under Section 5.1(k), none of New Core’s assets is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets.  Other than those of New Core’s assets which are leased or licensed by New Core from other Persons, there are no assets which are owned by any third party.  All of the assets and properties owned or leased by New Core (i) are, in the aggregate, sufficient and adequate to carry on the business of New Core as currently conducted; (ii) are, in the aggregate, in all material respects in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the ordinary course of business; and (iii) comply (as to assets and properties owned by New Core) in all respects with Applicable Laws and comply with the terms and conditions of all leases and other Contracts to which New Core is a party relating to any such property, except where the failure to be in such compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on New Core.

(m)         Information Technology.  Except as disclosed on Section 5.1(m) of the New Core Disclosure Schedule:

(i)           New Core has made available to RDSI a complete and correct list of all material Information Technology owned or used by New Core in the conduct of  New Core’s business and all material and currently in force Contracts or arrangements (including amendments and modifications thereto) relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management, escrow agreements relating to the deposit of software source codes and computer bureau services agreements) of the Information Technology owned or used by New Core in the conduct of its business.

(ii)          All Information Technology currently used in connection with New Core’s business is either owned by, or leased or licensed to, New Core and New Core has all rights therein necessary to operate its business.  During the past three (3) years, no notice of a material defect has been sent or received by New Core in respect of any license or lease under which New Core receives or accesses Information Technology.

(iii)         The Information Technology owned or used by New Core in the conduct of its business has the capacity, speed and performance necessary to fulfill its obligations under its existing Contracts.

(iv)         New Core has not been notified in writing of any breach of any of the Contracts or arrangements referred to in Section 5.1(m)(i) and, to the Knowledge of New Core, New Core is not in breach of any of such Contracts or arrangements.

(v)          New Core has access to and the right to modify the source code for all of the New Core Software.  For the avoidance of doubt, New Core does not have access to, nor the right to modify, the source code for all of the software owned by third parties which is material to New Core’s business, including without limitation, the Ancillary Software or Consumer Software.

(vi)         Except as set forth in Section 5.1(m)(vi) of the New Core Disclosure Schedule, none of the records, systems, controls, and/or data used by New Core to conduct its business is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the exclusive ownership and control of New Core.

(n)          Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of New Core.

(o)          [Reserved.]

(p)          Taxes.

(i)           New Core has timely filed or has caused to be timely filed all Tax Returns required to be filed by it, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct.  New Core has fully and timely paid or caused to be paid all Taxes owed by New Core (whether or not shown on any Tax Return), except for Taxes which do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.  As to all taxable periods (or portions thereof) which end on or prior to the Closing Date for which no Tax Returns are yet due, the liability of New Core for Taxes with respect to such periods (or portions thereof) does not exceed the amount accrued for such liability on the most recent New Core Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for operations and transactions in the ordinary course of business through the Closing Date in accordance with past practice and custom of New Core.  New Core has not requested any extension of time within which to file any Tax Returns which have not since been filed, and there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from New Core for any taxable period.

(ii)          No deficiencies for any Taxes have been proposed, asserted or assessed in writing against New Core that are not adequately reserved for.

(iii)         New Core has not taken any action, and New Core has no reason to believe that any fact, agreement, plan or other circumstance exists, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(iv)           New Core is not a party to any Tax sharing or Tax indemnity or similar agreement, contract or arrangement.

(v)           Within the past five years, New Core has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi)           New Core is not obligated to make any payments, nor is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

(vii)          New Core has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise, and to the Knowledge of New Core, no governmental authority has proposed any such adjustment or change in accounting method.

(viii)         No audit or other proceeding by any governmental authority is pending or, to the Knowledge of New Core, threatened with respect to any Taxes due from or with respect to New Core, no governmental authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against New Core, no claim in writing has been made by any governmental authority in a jurisdiction where New Core does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against New Core have been fully and timely paid, settled or properly accrued in accordance with GAAP applied on a basis consistent with that of preceding taxable periods.

(ix)           New Core (A) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign law), and (B) does not have any liability for Taxes of any person under Treasury Regulation § 1.1502-6 or similar provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise.

(x)            New Core has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate governmental authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and has complied with all Tax information reporting provisions of all applicable laws.

(xi)           Shares of New Core Common Stock are not U.S. real property interests within the meaning of Section 897(c) of the Code.

(xii)          New Core shall validly elect S corporation status within the meaning of Sections 1361 and 1362 of the Code within twenty (20) days from the date of this Agreement.

(q)          Certain Contracts.  Section 5.1(q) of the New Core Disclosure Schedule sets forth a complete and correct list of all Contracts to which New Core is a party or by which it or any of its properties or assets is bound and which are material to New Core’s business.  Except as set forth in Section 5.1(q) of the New Core Disclosure Schedule, as of the date hereof, New Core is not a party to or bound by (i) any non-competition agreement or any other Contract that limits or otherwise restricts New Core or any of its affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of New Core, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or (ii) any employee benefit plan, employee contract or any other material Contract, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  All material Contracts of New Core are valid and binding on New Core and in full force and effect except to the extent they have previously expired in accordance with their terms.  New Core has no Knowledge of, and has received no notice of, any violation or default under (nor to New Core’s Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of New Core.

(r)          Employee Benefits.

(i)           Section 5.1(r) of the New Core Disclosure Schedule contains a complete and correct list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans; employment, retention, change in control and severance agreements; and all similar practices, policies and arrangements in which any employee or former employee, consultant or former consultant, or director or former director of New Core participates or contributes, or to which any such employees, consultants or directors (or former employees, consultants or directors) of New Core are a party or under which New Core has any present or future liability (the “New Core Plans”).  With respect to each New Core Plan, New Core has made available to RDSI a true, correct and complete copy of the following, to the extent applicable: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

(ii)          With respect to each New Core Plan, New Core has complied with, and is now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such New Core Plans and each New Core Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core.  Each New Core Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core.

(iii)         New Core has no liability under or obligation to any Multiemployer Plan.

(s)          Labor Relations.  As of the date of this Agreement, (i) New Core is not a party to any collective bargaining agreement, (ii) no labor organization or group of employees of New Core has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of New Core, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of New Core, threatened against or involving New Core.

(t)           Insurance.  Section 5.1(t) of the New Core Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by New Core and a description of all claims filed by New Core against the insurers of New Core since January 1, 2006.  All such insurance policies are in full force and effect, New Core is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(u)           Liens.  No Liens exist on any assets of New Core, except for the following Liens (“Permitted Liens”):  (i) Liens expressly set forth in the notes to the New Core Financial Statements as of December 31, 2008, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by New Core, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable and (iv) Liens granted to RDSI pursuant to the Ancillary Agreements.

(v)           Disclosure.  The representations and warranties contained in this Section 5.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.1 not misleading.

5.2         Representations and Warranties of RDSI.  Except as set forth in the RDSI Disclosure Schedule delivered by RDSI to New Core prior to the execution of this Agreement (the “RDSI Disclosure Schedule”), each of RDSI and Merger Corp. represents and warrants to New Core as follows:

(a)           Organization, Standing and Power.  Each of RDSI and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  RDSI is a direct wholly-owned subsidiary of Rurban, and Merger Corp. is a direct wholly-owned subsidiary of RDSI.  Each of RDSI and Merger Corp. has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  The copies of the articles of incorporation and regulations of RDSI and Merger Corp. which were previously furnished or made available to New Core are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)           Capital Structure.

(i)           The authorized capital stock of RDSI consists solely of 3,000 common shares, without par value (the “RDSI Common Stock”).  As of the date of this Agreement, 1,165 shares of RDSI Common Stock were issued and outstanding and no other shares of capital stock of RDSI were issued and outstanding and no shares of RDSI Common Stock were held as treasury shares.  As of the date of this Agreement, all issued and outstanding shares of RDSI Common Stock are owned of record and beneficially by Rurban.  All issued and outstanding shares of capital stock of RDSI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of RDSI is entitled to preemptive rights.

(ii)          The authorized capital stock of Merger Corp. consists solely of 1,500 common shares, without par value.  As of the date of this Agreement, 100 common shares of Merger Corp. were issued and outstanding and no other shares of capital stock of Merger Corp. were issued or outstanding.  As of the date of this Agreement, all issued and outstanding common shares of Merger Corp. are owned of record and beneficially by RDSI.  All issued and outstanding shares of capital stock of Merger Corp. are duly authorized, validly issued, fully paid and nonassessable.

(iii)         The shares of RDSI Common Stock to be issued as and for the Merger Consideration in exchange for shares of New Core Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.

(iv)        Except as provided under the terms of this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which RDSI or Merger Corp. is a party or is bound obligating RDSI or Merger Corp. to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of RDSI or Merger Corp. or obligating RDSI or Merger Corp. to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of RDSI or Merger Corp. to repurchase, redeem or otherwise acquire any shares of capital stock of RDSI or Merger Corp.

(c)          Authority; No Conflicts.

(i)           RDSI has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by RDSI and the consummation by RDSI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of RDSI.  Rurban, as the sole shareholder of RDSI, has duly approved and adopted this Agreement and the Merger and has duly approved the transactions contemplated hereby.  This Agreement and the Ancillary Agreements have been duly executed and delivered by RDSI and constitute valid and binding agreements of RDSI, enforceable against RDSI in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)          Merger Corp. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Corp.  This Agreement has been duly executed and delivered by Merger Corp. and constitutes the valid and binding agreement of Merger Corp., enforceable against Merger Corp. in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)         The execution and delivery by RDSI and Merger Corp. of this Agreement and the Ancillary Agreements do not, and the consummation by RDSI and Merger Corp. of the Merger and the other transactions contemplated hereby and thereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or regulations of RDSI or Merger Corp., (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI or, to the Knowledge of RDSI, the Combined Company following the Merger, subject to obtaining or making the RDSI Necessary Consents (as defined in paragraph (v) below), (I) any Contract to which RDSI or Merger Corp. is a party or by which any of their respective properties or assets are bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RDSI or Merger Corp. or any of their respective properties or assets.

(iv)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to RDSI or Merger Corp. in connection with the execution and delivery of this Agreement and the Ancillary Agreements by RDSI and Merger Corp. or the consummation by RDSI and Merger Corp. of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) the OGCL with respect to the filing of the certificate of merger with the Ohio Secretary, (D) the rules and regulations of The NASDAQ Stock Market, (E) the further action of the Board of Directors of Rurban, in its sole discretion, to authorize and approve the Spin-Off, and (F) the consents and/or approvals set forth in Section 5.2(c)(iv) of the RDSI Disclosure Schedule.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “RDSI Necessary Consents.”

(v)         The Board of Directors of Rurban, by resolutions duly adopted by a unanimous vote of those in attendance at a meeting duly called and held, a quorum being present, has duly determined that this Agreement is advisable and in the best interests of Rurban and its shareholders and approved this Agreement and the transactions contemplated hereby.  The Board of Directors of RDSI, by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly determined that this Agreement is advisable and in the best interests of RDSI and its shareholder and approved this Agreement and the transactions contemplated hereby.  The Board of Directors of Merger Corp., by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly determined that this Agreement is advisable and in the best interests of Merger Corp. and its shareholder and approved this Agreement and the transactions contemplated hereby.

(d)          Financial Statements.

(i)           RDSI has delivered to New Core (A) unaudited financial statements of RDSI for each of the fiscal years ended December 31, 2007 and 2008, consisting of balance sheets and the related statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto, and (B) unaudited financial statements of RDSI for the interim period ended March 31, 2009, consisting of a balance sheet and the related statement of income (collectively, the “RDSI Financial Statements”).  The RDSI Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of RDSI as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(ii)          Except as disclosed in the RDSI Financial Statements or in Section 5.2(d)(ii) of the RDSI Disclosure Schedule, since December 31, 2008, RDSI has not incurred any liabilities that are of a nature that would be required to be disclosed on a statement of assets and liabilities of RDSI or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(e)          Information Supplied.

(i)           None of the information supplied or to be supplied by Rurban or RDSI for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Information Statement/Prospectus will, on the date it is first mailed to New Core shareholders or at the time of the New Core Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)          Notwithstanding the foregoing provisions of this Section 5.2(e), no representation or warranty is made by RDSI with respect to statements made or incorporated by reference in the Registration Statement or the Information Statement/Prospectus based on information supplied by New Core for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.1(e).

(f)           Litigation; Compliance with Laws.

(i)           Except as set forth in the RDSI Financial Statements, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of RDSI, threatened, against or affecting any of RDSI or any of its properties or assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RDSI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against RDSI which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RDSI.

(ii)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI, RDSI holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of RDSI (the “RDSI Permits”), and no suspension or cancellation of any of the RDSI Permits is pending or, to the Knowledge of RDSI, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI is in compliance with the terms of the RDSI Permits[, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI is not in violation of, and RDSI has not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(g)           Absence of Certain Changes or Events.  Except as set forth in the RDSI Financial Statements or in Section 5.2(g) of the RDSI Disclosure Schedule, since December 31, 2008, RDSI has conducted its business only in the ordinary course, consistent with past practice.  Since December 31, 2008, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on RDSI.  Since December 31, 2008 through the date of this Agreement, RDSI has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.2.

(h)           RDSI Intellectual Property.  Except as set forth in the RDSI Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI: (i) RDSI owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of RDSI’s business as currently conducted; (ii) to the Knowledge of RDSI, the use of any Intellectual Property by RDSI does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of RDSI is in accordance with any applicable license pursuant to which RDSI acquired the right to use any Intellectual Property; (iv) to the Knowledge of RDSI, no Person is challenging, infringing on or otherwise violating any right of RDSI with respect to any Intellectual Property owned by and/or licensed to RDSI; and (v) RDSI does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by RDSI and, to the Knowledge of RDSI, no Intellectual Property owned and/or licensed by RDSI is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(i)           Title to Properties.  RDSI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI.

(j)           Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rurban, RDSI or Merger Corp., except Austin Associates LLC (the “RDSI Financial Advisor”), and any other agent, broker, investment bank, financial advisor or other firm or Person engaged by Rurban and/or RDSI in connection with the Spin-Off, whose fees and expenses in each case will be paid by Rurban and/or RDSI in accordance with their agreement with such firm.

(k)           Certain Contracts.  As of the date hereof, RDSI is not a party to or bound by (i) any non-competition agreement or any other Contract that will be binding on RDSI following the Effective Time  that limits or otherwise restricts RDSI or any successor, or that would, after the Effective Time, to the Knowledge of RDSI, limit or restrict the Combined Company or any successor, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract that will be binding on RDSI following the Effective Time, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  All material Contracts of RDSI are valid and binding on RDSI, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.  RDSI has no Knowledge of, and has received no notice of, any violation or default under (nor to its Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of RDSI, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RDSI.

(m)           Labor Relations.  As of the date of this Agreement, (i) RDSI is not a party to any collective bargaining agreement, (ii) no labor organization or group of employees of RDSI has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of RDSI, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of RDSI, threatened against or involving RDSI.

(n)           Disclosure.  The representations and warranties contained in this Section 5.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          Covenants of New Core  During the period from the date of this Agreement and continuing until the Effective Time, New Core agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 of the New Core Disclosure Schedule or as required by a Governmental Entity or to the extent that RDSI shall otherwise consent in writing):

(a)          Ordinary Course.

(i)           New Core shall carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with New Core.

(ii)          Other than in connection with investments permitted by Section 6.1(g), New Core shall not (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(iii)         New Core shall use commercially reasonable efforts to continue the development of the New Core Software working towards a full-featured system on or before December 31, 2010 with features and benefits comparable to those offered by major software vendors in New Core’s industry.

(b)           Dividends; Changes in Share Capital.  New Core shall not (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock except for (A) cash dividends in amounts necessary for New Core’s shareholders to pay income Taxes on their allocable shares of the Company’s taxable income for taxable periods (or portions thereof) beginning on or after the date of this Agreement and ending on or prior to the Effective Time and (B) additional cash dividends out of retained earnings which do not exceed, in the aggregate, Fifty Thousand Dollars ($50,000) for any fiscal year; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)           Issuance of Securities.  Except for the issuance of shares of New Core Common Stock upon the exercise of the warrants (and in the amounts) set forth in Section 5.1(b) of the New Core Disclosure Schedule, New Core shall not issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d)           Governing Documents.  Except to the extent required to comply with its obligations hereunder or with Applicable Laws, New Core shall not amend or propose to amend its articles of incorporation, bylaws or other governing documents.

(e)           No Acquisitions.  New Core shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of New Core and in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor).

(f)           No Dispositions.  New Core shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets other than (i) the license of Software to financial institutions for their own use (and not for re-license to others) pursuant to New Core Contracts, (ii) the sale of equipment in the ordinary course of business which was acquired by New Core for resale within six months, and (iii) the sale of other tangible assets which, in the aggregate, have a book value of not more than Ten Thousand Dollars ($10,000).

(g)           Investments; Indebtedness.  New Core shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than pursuant to any contract or other legal obligation of New Core as in effect at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than indebtedness incurred (A) to RDSI pursuant to the Subordinated Loan Agreements, (B) in the ordinary course of business which does not exceed Fifty Thousand Dollars ($50,000) in the aggregate, and (C) for the acquisition of equipment in the ordinary course of business which was acquired by New Core for resale within six (6) months.

(h)           Tax-Free Qualification.  New Core shall not take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and New Core agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) (1)(A) and 368(a)(2)(E) of the Code.

(i)           Compensation.  Except as required by Applicable Laws or by the terms of any agreement currently in effect between New Core and any director, officer or employee thereof and set forth in Section 5.1(r) of the New Core Disclosure Schedule, New Core shall not (i) increase the amount of compensation or employee benefits of any director, officer or employee of New Core, (ii) pay any pension, retirement, savings or profit-sharing allowance to any director, officer or employee that is not required by any existing plan or agreement, (iii) enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, (iv) adopt or amend or make any commitment to adopt or amend any New Core Plan, (v) make any contribution, other than regularly scheduled contributions, to any New Core Plan, or (vi) grant or issue, or commit to grant or issue, any stock options or other stock-based compensation to any director, officer or employee of New Core.

(j)           Accounting Methods; Income Tax Elections; Tax Returns.  Except as required by a Governmental Entity or as required to comply with GAAP, New Core shall not make any change in its methods of accounting.  New Core shall not (i) change its fiscal year, (ii) make or change any Tax election or settle or compromise any income Tax liability or consent to the extension or waiver of any statute of limitations with respect to Taxes, (iii) file any amended Tax Return, (iv) surrender any right to claim a refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to New Core, or (vi) take any other action similar to the foregoing relating to the filing of any Tax Return or the payment of any Tax, or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing.  New Core shall (A) prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Closing Date, and (B) pay any Tax shown, or required to be shown, on any such Tax Return.

(k)           Certain Contracts and Arrangements.  New Core shall not enter into any Contracts or arrangements that limit or otherwise restrict New Core or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its subsidiaries or affiliates, from engaging or competing in any line of business in any geographic area.

(l)            Exclusive Rights.  New Core shall not enter into any Contracts or arrangements the effect of which would be to grant to a third party (other than RDSI) any exclusive rights with respect to the New Core Software or any other Intellectual Property.

(m)           Contract Pricing.  Except with the approval of RDSI, New Core shall not enter into any New Core Contract which has a contract term of less than three (3) years or which provides pricing lower than the current pricing offered by New Core as set forth on Section 6.1(m) of the New Core Disclosure Schedule.

(n)           Compliance with Ancillary Agreements.  New Core shall comply in all respects with all of its obligations under the Ancillary Agreements.

(o)           No Related Actions.  New Core will not enter into any agreement or commitment to take any of the actions set forth in this Section 6.1.

6.2          Covenants of RDSI and Merger Corp..  During the period from the date of this Agreement and continuing until the Effective Time, RDSI and Merger Corp. agree that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.2 of the RDSI Disclosure Schedule or as required by a Governmental Entity or to the extent that New Core shall otherwise consent in writing):

(a)           Ordinary Course.  RDSI shall carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with RDSI.  Merger Corp. shall not engage in any business activity or incur any liabilities or obligations except as necessary to consummate the transactions contemplated by this Agreement.

(b)           Dividends; Changes in Share Capital.  RDSI shall not, and shall not propose to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock between the Valuation Date and the Effective Time.  Except in connection with the Spin-Off, neither RDSI nor Merger Corp. will prior to the Effective Time, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities of RDSI or Merger Corp., in respect of, in lieu of or in substitution for, shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)           Issuance of Securities.  Except in connection with the Spin-Off, prior to the Effective Time, neither RDSI nor Merger Corp. shall issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of RDSI Common Stock or any shares of capital stock of Merger Corp., or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d)           Governing Documents.  Except to the extent required in connection with the Spin-Off or to comply with its obligations hereunder or with Applicable Laws, neither RDSI nor Merger Corp. shall amend or propose to amend its articles of incorporation or regulations.

(e)           Tax-Free Qualification.  Neither RDSI nor Merger Corp. shall, and each of RDSI and Merger Corp. shall use its reasonable best efforts not to permit any of its affiliates or Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.2) that would prevent or impede the Merger from being characterized as a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(f)           Certain Contracts and Arrangements.  Neither RDSI nor Merger Corp. shall enter into any Contracts or arrangements that will bind RDSI, Merger Corp. or any of their respective successors after the Effective Time and that limit or otherwise restrict RDSI, Merger Corp. or any of their respective successors, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

(g)           No Related Actions.  Neither RDSI nor Merger Corp. will enter into any agreement or commitment to take any of the actions set forth in this Section 6.2.

6.3          Control of Other Party’s Business.  Nothing contained in this Agreement shall give RDSI or Merger Corp., directly or indirectly, the right to control or direct New Core’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give New Core, directly or indirectly, the right to control or direct the operations of RDSI or Merger Corp. prior to the Effective Time.  Prior to the Effective Time, each of RDSI, Merger Corp. and New Core shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1          Preparation of Registration Statement and Information Statement/Prospectus; New Core Written Consents.

(a)           At the request of RDSI following the determination by the Board of Directors of Rurban to proceed with the Spin-Off, RDSI shall prepare a registration to be filed by RDSI with the SEC in connection with the Spin-Off and the issuance of the shares of RDSI Common Stock in the Merger (including all amendments and supplements thereto, the “Registration Statement”), which Registration Statement shall include the information statement/prospectus to be delivered to New Core shareholders in connection with the Merger (including all amendments and supplements thereto, the “Information Statement/Prospectus”).  New Core shall furnish to RDSI all information concerning it as is required by the SEC in connection with the preparation of the Registration Statement.  RDSI shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act promptly after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Spin-Off and the transactions contemplated by this Agreement Transactions, and New Core shall use its reasonable efforts to assist RDSI in this regard.  The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Information Statement/Prospectus and the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Information Statement/Prospectus and the Registration Statement. The parties shall cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Information Statement/Prospectus or the Registration Statement.  New Core will use its reasonable efforts to cause the Information Statement/Prospectus to be mailed to its shareholders promptly after the Registration Statement is declared effective under the Securities Act.  The Information Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b)           Following (or with) the delivery of the Information Statement/Prospectus to New Core shareholders in accordance with Section 7.1(a), New Core shall deliver requests for written consents from shareholders in compliance with the FBCA for the purpose of obtaining the Required New Core Vote to approve and adopt this Agreement and the Merger (the “New Core Written Consents”) and shall deliver any and all notices to its shareholders, and take any and all other actions, required under the FBCA in connection with the solicitation of such New Core Written Consents.  New Core shall, if necessary due to the invalidity of the New Core Written Consents, duly call and hold a meeting of the New Core Shareholders (the “New Core Shareholders Meeting”) and submit for a vote by the New Core shareholders the approval and adoption of this Agreement and the Merger.

(c)           If, at any time after the mailing of the definitive Information Statement/ Prospectus, any event should occur that results in the Information Statement/Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Information Statement/Prospectus or the Registration Statement, the parties shall promptly notify the other parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and, if required, New Core shall mail to its shareholders each such amendment or supplement.

7.2          Access to Information.  Upon reasonable notice, each of RDSI and New Core shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall furnish promptly to the other party all information concerning it and its business, properties and personnel as such other party may reasonably request including, without limitation, information regarding such party’s sales pipeline, software and hardware installation and development issues, product development priorities, litigation and regulatory issues; provided, however, that either party may restrict the foregoing access to the extent that (i) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party.  The parties will hold any such information obtained pursuant to this Section 7.2 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement dated November 5, 2008 between RDSI and New Core (as it may be amended or supplemented, the “Confidentiality Agreement”).  Any investigation by either New Core or RDSI shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Merger.

7.3          Delivery of Information.  During the period prior to the Effective Time:

(a)           As soon as available, but in any event on or before September 1, 2009, New Core shall deliver to RDSI the audited financial statements of New Core for the fiscal year ended December 31, 2008, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of New Core’s independent registered accounting firm with respect thereto.

(b)           New Core shall deliver to RDSI, within fifteen (15) calendar days following the end of each calendar month or quarter, as applicable, the monthly and quarterly unaudited financial statements of New Core, consisting of balance sheets and the related statements of income and cash flows for such periods.  New Core shall deliver to RDSI, within seventy-five (75) calendar days following the end of each fiscal year, beginning with fiscal year 2009, the audited financial statements of New Core, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of New Core’s independent registered accounting firm with respect thereto.

(c)           RDSI shall deliver to New Core, within fifteen (15) calendar days following the end of each calendar month or quarter, as applicable, the monthly and quarterly unaudited financial statements of RDSI, consisting of balance sheets and the related statements of income and cash flows for such periods.  RDSI shall deliver to New Core, within seventy-five (75) calendar days following the end of each fiscal year, the audited financial statements of RDSI, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for such fiscal year, together with the unqualified report of RDSI’s independent registered accounting firm with respect thereto.

(d)           The parties will hold any financial statements or other information obtained pursuant to this Section 7.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement.

7.4          Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) taking all reasonable actions to cause the conditions set forth in Article VIII to be satisfied as promptly as reasonably practicable; (ii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all New Core Necessary Consents and RDSI Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (iii) taking all reasonable steps as may be necessary to obtain all Required Approvals.  Notwithstanding the foregoing, nothing in this Section 7.4 shall require Rurban to effect the Spin-Off except as, and pursuant to such terms, determined by the Rurban Board of Directors in its sole discretion.

7.5          Acquisition Proposals.

(a)           Without limiting New Core’s other obligations under this Agreement (including under Article VI hereof), New Core agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, it shall not, and it shall use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any New Core Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to any New Core Acquisition Proposal, or engage in any negotiations concerning any New Core Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement any New Core Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any New Core Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any New Core Acquisition Proposal.

(b)           For purposes of this Agreement, “New Core Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving New Core, (B) any purchase or sale or other disposition of assets (including stock of its Subsidiaries) of New Core except as permitted under Section 6.1(f) of this Agreement, or (C) any purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of New Core that, if consummated, would result in any Person (or the shareholders of such Person) beneficially owning securities representing 20% or more of the total voting power of New Core (or of the surviving parent entity in such transaction), including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than a proposal or offer made by RDSI, Merger Corp., Rurban or a Subsidiary thereof).

7.6          Employee Benefits Matters.  Prior to the Effective Time, or as soon as reasonably practicable thereafter, RDSI and New Core shall cooperate in reviewing, evaluating and analyzing the benefit plans of RDSI with a view towards providing appropriate benefit plans for the employees of the Combined Company.  It is the intention of RDSI and New Core, to the extent permitted by Applicable Laws, to develop new benefit plans prior to the Effective Time or as soon as reasonably practicable after the Effective Time which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) do not discriminate between employees of the Combined Company who were covered by RDSI’s employee benefit plans, on the one hand, and those covered by New Core Plans, on the other, at the Effective Time.  Nothing in this Section 7.6 shall be interpreted as preventing the Combined Company from amending, modifying or terminating any RDSI employee benefit plan or any New Core Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

7.7           Public Announcements.  RDSI, Merger Corp. and New Core (and each of their respective affiliates and Subsidiaries) shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall not issue any press release or make any public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Applicable Laws or any listing agreement with The NASDAQ Stock Market or any other applicable national securities exchange.

7.8           Listing of Shares of RDSI Common Stock.  RDSI shall, at its sole cost and expense, use commercially reasonable efforts to cause the shares of RDSI Common Stock to be issued in the Merger to be approved for listing on The NASDAQ Stock Market on or prior to the Effective Time.

7.9           Takeover Statutes.  If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of RDSI, Merger Corp. and New Core and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

7.10         Accounting Matters.  New Core shall use reasonable best efforts to cause to be delivered to Rurban, upon Rurban’s request, one or more letters from New Core’s independent public accountants in form and substance reasonably satisfactory to Rurban and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

7.11          Advice of Changes.  Each of RDSI and New Core shall as promptly as reasonably practicable after becoming aware thereof advise the others of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which would, individually or in the aggregate, reasonably be expected to have, in the case of New Core, a Material Adverse Effect on New Core and, in the case of RDSI, a Material Adverse Effect on RDSI, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

7.12          RDSI Board of Directors.  RDSI shall, subject to the requirements of Applicable Laws, take all actions necessary to cause John Aranowicz to be appointed or elected as a director of RDSI at the Effective Time to serve for a term ending at the next annual meeting of shareholders of RDSI (or such longer term of the class of directors to which Mr. Aranowicz is appointed or elected, if the RDSI articles of incorporation or regulations provide for a classified board of directors with staggered terms).

7.13          Internal Controls.  New Core will use its reasonable best efforts to take, or cause to be taken, such actions reasonably requested by RDSI to enable the Combined Company, following the Effective Time, to have established and to maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparations of financial statements for external purposes in accordance with GAAP.

7.14          Preparation of Final S Corporation Tax Returns.  After the Closing Date and within the time period required by applicable law, the Shareholders’ Representative shall cause to be prepared, at the cost and expense of the shareholders of New Core, the final S corporation Tax Returns for New Core and all other documents related to such Tax Returns required by applicable law.  The Shareholders’ Representative shall provide a copy of such Tax Returns and other documents to RDSI for its review and approval at least 30 days prior to the date such Tax Returns and other documents are required to be filed with the applicable governmental entity.  Upon such approval, RDSI and the Shareholders’ Representative shall cause New Core thereafter to file such Tax Returns and other documents as required by applicable law.  The Holdback Escrow Agreement described in Section 9.4 will require the Shareholders’ Representative to satisfy its obligations as set forth in this Section 7.14.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of RDSI and New Core to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  New Core shall have obtained the Required New Core Vote.

(b)           No Injunctions or Restraints, Illegality.  No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)           No Pending Governmental Actions.  No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

(d)           Governmental and Regulatory Approvals.  All consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity required of New Core, RDSI, Merger Corp., Rurban or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Combined Company after giving effect to the Merger shall have been obtained and shall be in full force and effect.

(e)           NASDAQ Listing.  The shares of RDSI Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on The NASDAQ Stock Market.

(f)           Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(g)           Pre-Merger Transactions.  The Spin-Off shall have been completed on such terms as the Board of Directors of Rurban shall have determined in its sole discretion.

8.2          Additional Conditions to Obligations of New Core.  The obligation of New Core to effect the Merger is subject to the satisfaction or waiver by New Core prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of RDSI set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RDSI, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect.

(b)           Performance of Obligations of RDSI.  RDSI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and New Core shall have received a certificate of RDSI executed by an executive officer of RDSI to such effect.

(c)           No Material Adverse Effect on RDSI.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on RDSI.

(d)           No Breach of Ancillary Agreements by RDSI.  There shall be no continuing, uncured breach by RDSI of any of the Ancillary Agreements.

8.3          Additional Conditions to Obligations of RDSI.  The obligation of RDSI to effect the Merger is subject to the satisfaction or waiver by RDSI prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of New Core set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Core, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect.

(b)           Performance of Obligations of New Core.  New Core shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and RDSI shall have received a certificate of New Core executed by an executive officer of New Core to such effect.

(c)           Exercise or Cancellation of Warrants.  All warrants to purchase New Core Common Stock shall have been exercised in full in accordance with their terms or otherwise cancelled and terminated, and no such warrants (or any rights of any holders with respect thereto) shall be outstanding.

 (d)           No Material Adverse Effect on New Core.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on New Core.

(e)            New Core Contracts.  New Core shall have entered into New Core Contracts with at least ten (10) financial institutions and shall have at least three (3) Converted Contracts.

(f)            No Breach of Ancillary Agreements by New Core.  There shall be no continuing, uncured breach by New Core of any of the Ancillary Agreements.

(g)           FIRPTA Certificate.  New Core shall have delivered to RDSI at or prior to the Closing Date a properly executed statement of New Core satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) in a form reasonably acceptable to RDSI, stating that New Core is not, and has not been during the applicable period specified in Section 897(c)(1)(a) of the Code, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(h)           Appraisal Rights.  The holders of not more than five percent (5%) of the outstanding shares of New Core Common Stock shall have perfected their appraisal rights under the Appraisal Statute in connection with the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1           Survival of Representations and Warranties.  All representations, warranties, covenants and agreements of New Core, RDSI and Merger Corp. set forth in this Agreement, and the remedies with respect thereto, shall survive the Effective Time; provided, however, (a) that any claim for indemnification relating to the breach by New Core of any of its representations and warranties contained in this Agreement may be made by RDSI only if RDSI shall notify New Core or, if after the Effective Time, the Shareholders’ Representative, on or before the later of (i) June 30, 2011 and (ii) the expiration of the twelve (12) months after the Effective Time (such date, the “Survival Period”), and (b) that any claim for indemnification relating to the breach by RDSI or Merger Corp. of any of their respective representations contained in this Agreement may be made by New Core (or the Shareholders' Representative after the Effective Time) only if New Core (or the Shareholders' Representative after the Effective Time) shall notify RDSI and Merger Corp. on or before the expiration of the Survival Period.

9.2           Indemnification and Payment of Damages by New Core and RDSI.

(a)           New Core will indemnify and hold harmless RDSI, Merger Corp., the Surviving Corporation and their respective successors and assigns (collectively, the “RDSI Indemnified Persons”) for, and will pay to the RDSI Indemnified Persons, the amount of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or Tax, whether or not involving a third-party claim (collectively, “Damages”), proximately caused by:

(i)           any breach of any representation or warranty made by New Core in this Agreement or in any other instrument, certificate or document delivered by New Core pursuant to this Agreement; or

(ii)           any breach by New Core of any covenant or obligation of New Core in this Agreement or in any other instrument, certificate or document delivered by New Core pursuant to this Agreement.

No claims upon the Holdback Fund may be asserted under this Article IX, unless and until such claims, either individually or in the aggregate, exceed Two Hundred Thousand Dollars ($200,000) ("Threshold Amount"); provided however, if such Threshold Amount is exceeded, New Core may be subject to liability for the entirety of any such claim or claims up to the maximum limits set forth below.

The remedies provided in this Section 9.2(a)  will not be exclusive of or limit any other remedies that may be available to RDSI Indemnified Persons.  The liability of New Core under this Section 9.2(a) shall be limited to:  (i) prior to the Effective Time (including if the Merger is not consummated), the amount of Twenty-Five Million Dollars ($25,000,000), and (ii) on and after the Effective Time, the total amount of the Holdback Shares, provided, however, that nothing in this Agreement shall limit the liability in amount or otherwise with respect to any claim of fraud or intentional breach of this Agreement.

(b)           RDSI will indemnify and hold harmless New Core, the Surviving Corporation, the Shareholders’ Representative on behalf and for the benefit of the New Core Holders (with respect to claims made hereunder subsequent to the Effective Time) and their respective successors and assigns (collectively, the “New Core Indemnified Persons”) for, and will pay to the New Core Indemnified Persons, the amount of any Damages, proximately caused by:

(i)           any breach of any representation or warranty made by RDSI or Merger Corp. in this Agreement or in any other instrument, certificate or document delivered by RDSI or Merger Corp. pursuant to this Agreement; or

(ii)          any breach by RDSI or Merger Corp. of any covenant or obligation of RDSI or Merger Corp. in this Agreement or in any other instrument, certificate or document delivered by RDSI or Merger Corp. pursuant to this Agreement.

No claims against RDSI or Merger Corp. may be asserted under this Article IX, unless and until such claims, either individually or in the aggregate, exceed the Threshold Amount; provided however, if such Threshold Amount is exceeded, RDSI or Merger Corp. may be subject to liability for the entirety of any such claim or claims up to the maximum limits set forth below.

The remedies provided in this Section 9.2(b) will not be exclusive of or limit any other remedies that may be available to the New Core Indemnified Persons, including but not limited to the payments provided in Section 10.2(b).  The liability of RDSI or Merger Corp. under this Section 9.2(b) shall be limited to:  (i) prior to the Effective Time (including if the Merger is not consummated), the amount of Twenty-Five Million Dollars ($25,000,000), and (ii) on and after the Effective Time, the amount of One Million Dollars ($1,000,000) of the Holdback Shares, provided, however, that nothing in this Agreement shall limit the liability in amount or otherwise with respect to any claim of fraud or intentional breach of this Agreement.

9.3           Holdback Shares.

(a)           Definitions.

(i)           “Additional Holdback Shares” means any dividends paid in shares of RDSI Common Stock declared with respect to the Holdback Shares.

(ii)          “Holdback Fund” means the Holdback Shares and any Additional Holdback Shares relating thereto, held by RDSI and governed by the terms set forth herein.

(iii)          “Officer’s Certificate” refers to a certificate signed by any officer of RDSI with respect to the indemnification obligations of New Core containing the information described in Section 9.3(g).

(b)           Holdback Shares.  The Holdback Shares shall be registered in the name of the Shareholders’ Representative and shall be delivered to and held by the Holdback Agent in accordance with the terms set forth herein and the terms of the Holdback Escrow Agreement (as defined in Section 9.4).  In the event RDSI issues any Additional Holdback Shares, such shares will be issued in the name of the Shareholders’ Representative and delivered to and held by the Holdback Agent in the Holdback Fund in the same manner as the Holdback Shares.

(c)           Payment of Dividends; Voting.  Except for Additional Holdback Shares, which shall be treated the same as Holdback Shares and held by the Holdback Agent in the Holdback Fund, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Holdback Shares or any Additional Holdback Shares will be delivered to the Shareholders’ Representative on behalf of the New Core Holders. The New Core Holders shall be entitled to designate, through the Shareholders’ Representative, how all shares of RDSI Common Stock in the Holdback Fund will be voted on any matters to come before the shareholders of RDSI.

(d)           Assignability.  No Holdback Shares or Additional Holdback Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any New Core Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such New Core Holder of his pro rata portion of the Holdback Fund by the Holdback Representative as provided herein.

(f)           Distribution of Holdback Shares.  Within ten (10) Business Days following the expiration of the Survival Period (the “Release Date”), the Holdback Agent shall release from the Holdback Fund the Holdback Shares and Additional Holdback Shares, less (i) the number of shares of RDSI Common Stock delivered to RDSI in accordance with Section 9.3(h) and (i) hereof in satisfaction of claims for Damages, and (ii) the number of shares RDSI Common Stock with a value (as determined pursuant to Section 9.3(g)) equal to the amount of Damages set forth in any Officer’s Certificate with respect to any pending but unresolved claims for Damages.  Any shares of RDSI Common Stock held in the Holdback Fund as a result of clause (i) shall be released to the Shareholders’ Representative or RDSI (as appropriate) promptly upon resolution of each specific claim for Damages in accordance with Sections 9.3(h) and (i) hereof.  Shares of RDSI Common Stock released from the Holdback Fund pursuant to this Section 9.3(f) shall be released to the Shareholders’ Representative for distribution to the New Core Holders.  Each New Core Holder shall be entitled to receive the same percentage of such shares that such holder’s shares of New Core Common Stock bear to the total number of issued and outstanding shares of New Core Common Stock immediately prior to the Effective Time.  In lieu of any fraction of a share of RDSI Common Stock to which a New Core Holder would otherwise be entitled, such holder will receive from RDSI an amount of cash equal to the product of such fraction multiplied by the Average Closing Price (as defined below) and such fraction of a share shall be returned to and/or cancelled by RDSI.

(g)           Claims Upon Holdback Fund.  If RDSI (on behalf of an RDSI Indemnified Person) asserts a claim upon the Holdback Fund by delivering to the Holdback Agent and the Shareholders’ Representative on or before the expiration of the Survival Period an Officer’s Certificate stating that, with respect to the indemnification obligations of New Core set forth in Section 9.2, Damages exist or are expected to exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, or is reasonably expected to be paid, accrue or arise, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Holdback Agent shall retain in the Holdback Fund, subject to the provisions of Sections 9.3(h) and (i), shares of RDSI Common Stock held in the Holdback Fund having a value equal to such Damages.  For the purpose of compensating an RDSI Indemnified Person for its Damages pursuant to this Agreement, the shares of Common Stock in the Holdback Fund shall be valued at the average of (a) the average closing price of a share of RDSI Common Stock over the twenty (20) trading days immediately preceding the date of the release of the shares in payment of a claim hereunder (the “Average Closing Price”).

(h)           Objection to Claims. Unless the Shareholders’ Representative shall notify the Holdback Agent and RDSI in writing within fifteen (15) days of delivery of an Officer’s Certificate that the Shareholders’ Representative objects to any claim or claims for Damages set forth therein, which notice shall include a reasonable explanation of the basis for such objection, upon the expiration of such fifteen (15) day period the Holdback Agent shall deliver to RDSI for cancellation a number of shares of Common Stock held in the Holdback Fund with a value equal to the Damages claimed in such Officer’s Certificate.  If the Shareholders’ Representative shall timely notify the Holdback Agent and RDSI in writing that it objects to any claim or claims for Damages made in an Officer’s Certificate, RDSI shall have fifteen (15) days from receipt of such notice to respond in a written statement to the objection of the Shareholders’ Representative.  If after such fifteen (15) day period there remains a dispute as to any claims set forth in such Officer’s Certificate, the Shareholders’ Representative and RDSI shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholders’ Representative and RDSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  The Holdback Agent shall be entitled to rely on any such memorandum and distribute shares of RDSI Common Stock from the Holdback Fund in accordance with the terms thereof.

(i)           Resolution of Conflicts and Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 9.3(g) or (h), either RDSI or the Shareholders’ Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator.  RDSI and the Shareholders’ Representative shall agree on the arbitrator, provided that if RDSI and the Shareholders’ Representative cannot agree on such arbitrator, either RDSI or Shareholders’ Representative can request that Judicial Arbitration and Mediation Services select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive on all parties, and notwithstanding anything in to the contrary in this Section 9.3, the Holdback Agent shall be entitled to act in accordance with such decision and distribute shares of RDSI Common Stock from the Holdback Fund in accordance with the terms thereof.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Toledo, Ohio under the commercial rules then in effect of the American Arbitration Association.

9.4            Escrow Agreement.  Within thirty (30) days following the date of this Agreement, RDSI, New Core and each of the shareholders and warrantholders of New Core shall enter into an escrow agreement (the “Holdback Escrow Agreement”) with a third-party escrow agent mutually agreed upon by RDSI and New Core (the “Holdback Agent”), which Holdback Escrow Agreement shall provide for the Holdback Agent to serve as Holdback Agent as set forth herein and shall contain terms and conditions consistent with the provisions of Section 9.3.  Pursuant to the Holdback Escrow Agreement, the New Core shareholders and warrantholders shall also irrevocably appoint John Aranowicz as the Shareholders’ Representative to receive notices and communications, to vote all Holdback Shares and Additional Holdback Shares, and to authorize delivery to RDSI of shares of RDSI Common Stock from the Holdback Fund in satisfaction of claims by New Core, to object to such deliveries, to demand arbitration on behalf of such New Core Shareholders pursuant to Section 9.3(i), to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims to take the actions required by Section 7.14, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

ARTICLE X
TERMINATION AND AMENDMENT

10.1         Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, pursuant to the following:

(a)           by mutual written consent of RDSI and New Core;

(b)           by either RDSI or New Core if the Effective Time shall not have occurred on or before December 31, 2010, or such later date as the parties may agree by mutual written agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party’s obligations set forth in Section 7.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)           by either RDSI or New Core if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 7.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 8.1(d) and (e), and the failure to issue such order, decree, ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to comply with Section 7.4 has been the cause of, or resulted in, such action or inaction;

(d)           by RDSI, if New Core shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are not capable of being satisfied on or before the Termination Date;

(e)           by New Core, if RDSI shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are not capable of being satisfied on or before the Termination Date;

(f)            by RDSI if New Core shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within thirty (30) days following New Core’s receipt of written notice from RDSI of such breach;

(g)           by New Core if RDSI shall have breached any of its obligations under the Ancillary Agreements and such breach has not been cured within thirty (30) days following RDSI’s receipt of written notice from New Core of such breach; or

(h)           by New Core or RDSI, if any of the following transactions shall have occurred with respect to RDSI (any such transaction being referred to herein as an “RDSI Sale”):  (a) the sale by Rurban of a majority of the voting securities of RDSI other than by Rurban to its Subsidiaries and other than to Rurban’s shareholders in connection with the Spin-Off; (b) the sale of all or substantially all of the assets of RDSI; or (c) the merger or consolidation of RDSI with any other Person where RDSI is not the resulting or surviving entity of such merger or consolidation, except where Rurban is the holder of at least 80% of the voting securities of the resulting or surviving entity.

10.2        Effect of Termination.

(a)           In the event of termination of this Agreement by either RDSI or New Core as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of New Core or RDSI or their respective officers or directors under this Agreement, except that (i) the provisions of Sections 6.3 and 7.7, this Section 10.2 and Articles IX and XI shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither New Core nor RDSI shall be relieved or released from any liability for any breach of this Agreement giving rise to such termination.

(b)           If this Agreement is terminated by New Core pursuant to Section 10.1(b) as a result of the failure of Rurban or RDSI to complete the Spin-Off, or to prepare and file the Registration Statement and secure the listing of the RDSI Common Stock as prescribed in Article VII (unless such failure is proximately caused by New Core’s failure to provide the required information in connection therewith) on or before the Termination Date, or pursuant to Section 10.1(h) as a result of an RDSI Sale, RDSI shall pay to New Core in immediately available funds the sum of $500,000 within ten (10) days following such termination.  It is the intent of the parties that the Threshold Amount referenced in Section 9.2 above shall have no application or affect upon this Section 10.2(b).

10.3           Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Merger by the shareholders of New Core, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4         Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI
GENERAL PROVISIONS

11.1         Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including all expenses and fees of such party’s attorneys, accountants and financial advisors.

11.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

 (a)         if to RDSI to:

Rurbanc Data Systems, Inc.
7622 State Route 66 N
Defiance, Ohio 43512
Fax: (419) 782-6393
Attention:         Kenneth A. Joyce
Chief Executive Officer

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax: (614) 464-6350
Attention:  Charles S. DeRousie

 (b)         if to New Core to:

New Core Holdings, Inc.
720 Gooseneck Drive
Lititz, Pennsylvania  17543
Fax: (888) 838-9034
Attention:         John Aranowicz
President

with a copy to:

Chapman, Chapman, & Chapman, P.A.
1920 Golf Street
Sarasota, Florida 34236
Fax: (941) 366-1601

11.3        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.4        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

11.5        Entire Agreement; No Third Party Beneficiaries.

(a)           This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to choice of law principles thereof (except to the extent mandatory provisions of Florida law are applicable, including without limitation, provisions governing the appraisal rights of shareholders of Florida corporations).

11.7        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

11.8        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

11.9        Submission to Jurisdiction; Waivers.  Each of New Core and RDSI irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Ohio, and each of New Core and RDSI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of New Core and RDSI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.10      Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11      Definitions.  As used in this Agreement:

(a)           “affiliate” means (except as specifically otherwise defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)           “Ancillary Software” means, collectively, collectively, other than the New Core Software and Consumer Software, all software used in New Core’s business or offered or licensed to New Core customers and as further described in Section 11.11(u) of the New Core Disclosure Schedule, and all remedies against infringements and rights to protection of interests therein under the laws of all jurisdictions.

(c)           “Applicable Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

(d)           “beneficial ownership” or “beneficially own” (except as specifically otherwise defined) shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(e)           “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(f)           “Business Day” means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

(g)           “Consumer Software” means readily available consumer oriented software which is generally sold at a retail price of less than $500.

(h)           “Copyrights” means, collectively, all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, all applications for registration or foreign equivalents, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright conventions.

(i)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)           “Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, between RDSI and New Core.

(k)           “Information Technology” means, collectively, all computer hardware, software, networks, microprocessors, firmware and communications equipment used by New Core in the operation of New Core’s business and all information technology related services received by RDSI from third parties.

(l)            [Intentionally Omitted.]

(m)           “Intellectual Property” means, collectively, all Copyrights, Know-How, Inventions, Patents, Trademarks and Trade Secrets and intellectual property rights similar to any of the foregoing, including but not limited to all documentation and media constituting, describing or relating to all of the above wherever created throughout the world, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing

(n)           “Inventions” means, collectively, and whether or not patentable, all novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas; and all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience; and all enhancements and improvements thereto.

(o)           “Know-How” means, collectively, whether or not patentable and whether or not secret, all processes, methods, techniques, and observations; and all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience.

(p)           “Known” or “Knowledge” means, with respect to a party hereto, knowledge of a particular fact or other matter by any officer or director of that party.  An officer or director will be deemed to have “knowledge” of a particular fact or other matter if such officer or director is actually aware of such fact or other matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the exercise of his duties as an officer or director.

(q)           “Material Adverse Effect” means, with respect to any entity or business (or group of entities or businesses taken as a whole), any event, change, circumstance or development that is materially adverse to (i) the ability of such entity or business (or group of entities or businesses taken as a whole) to consummate the transactions contemplated by this Agreement or (ii) the business, financial condition or results of operations of such entity or business (or, if with respect thereto, of such group of entities or businesses taken as a whole), other than, with respect to this clause (ii), any (1) change in the stock price of such entity or business, in and of itself, or (2) event, change, circumstance or development (A) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (B) relating to the economy or financial markets in general, (C) relating in general to the industries in which such entity or business operates and not specifically relating to such entity or business or (D) relating to any action or omission of RDSI, New Core or any Subsidiary of any of them taken with the express prior written consent of the parties hereto.

(r)           A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(s)           “NASDAQ” means The NASDAQ Stock Market, Inc.

(t)           “New Core Contract” means a contract for New Core services (In-House Processing, ASP Processing, Out-Sourced Processing, and other developed products) executed between New Core or RDSI and a financial institution.

(u)           “New Core Software” means, collectively, any and all computer programs, in both source-code and object-code forms, which are contained in, contribute to, or are a part of the New Core software program named “Single Source” and as further described in Schedule A of the Resellers Software License and Support Agreement; all associated technical information, records, data, files, input materials, reports, forms, processes and algorithms embodied therein and all works derivative therefrom, as well as all current, previous, enhanced and developmental versions and any variations thereof, and together with lists of all programming tools, necessary compilers and all programmer and design documentation, all machine readable databases and compilations developed or maintained by or on behalf of New Core in connection with the foregoing, including any and all data and collections of data by or on behalf of New Core; all software and all content (and all rights regarding same) contained on New Core owned or controlled Internet site(s), and all rights and remedies against past and future infringements relating to any and all of the foregoing and rights to protection of interests therein under the laws of all jurisdictions.

(v)           “Patents” means, collectively, all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all inventions and subject matter related to such patents, in any and all forms.

(w)           “Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(x)           “Reseller Software License and Support Agreement” means the Reseller Software License and Support Agreement, dated as of the date hereof, between RDSI and New Core.

(y)           “Shareholders’ Representative” means John Aranowicz, or such other person appointed from time to time pursuant to the Holdback Escrow Agreement by delivery to RDSI of a written appointment of a successor or replacement Shareholders’ Representative.

(z)           “Software” means, collectively, the New Core Software and the Ancillary Software.

(aa)         “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(bb)           “Subordinated Loan Agreements” means, collectively, the Subordinated Loan Agreement and Security Agreement, each dated as of the date hereof, between RDSI and New Core, and the Subordinated Promissory Note(s) executed and delivered by New Core to RDSI under the terms of the Subordinated Loan Agreement].

(cc)            “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any federal, state, local, foreign and other net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty, levy, tariff, fee  or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; (ii) any liability for payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; (iii) any liability for the payment of any amounts as a result of being party to a tax sharing arrangement or as a result of any express or implied obligation to indemnify any Person with respect to the payment of amounts of the type described in clause (i) or clause (ii), and (iv) any transferee liability in respect of any items described in clauses (i), (ii), and (iii) above.

(dd)           “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ee)           “Trademarks” means, collectively, all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing.

(ff)           “Trade Secrets” means, collectively, any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public.  Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

(gg)           “Treasury Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.

(hh)           “Voting Agreements” means the Voting and Standstill/Stand Off Agreement, dated as of the date hereof, among RDSI, New Core and certain shareholders of New Core.

Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

TERM	SECTION

Accountants	3.7
Actions	5.1(j)
Additional RDSI Shares	2.1(b)

TERM	SECTION

Adjusted Earn-Out Consideration	3.3
Adjusted Earn-Out Period	3.3
Aggregate Post-Merger Value	2.1(b)
Additional Holdback Shares	9.3(a)(i)
Agreement	Preamble
Ancillary Agreements	4.1
Appraisal Statute	2.9(a)
ASP Net Income	2.2(a)
ASP Processing Revenues	2.2(a)
Average Closing Price	9.3(g)
Bank Assets	2.2(a)
Certificate	1.4(b)
Closing	1.2(a)
Closing Consideration	2.1
Closing Date	1.2(a)
Code	Recitals
Combined Company	Recitals
Combined Company Employees	7.6(a)
Computed Valuation of New Core	2.2(a)
Confidentiality Agreement	7.2
Contract	5.1(c)(ii)
Converted Contract	2.2(a)
Converted Contract Date	2.2(a)
Converted Contract Revision Shares	3.8
Damages	9.2
DOJ	7.4(b)
Earn-Out Consideration	3.1
Effective Time	1.2(b)
Environmental Laws	5.1(j)
Environmental Liabilities	5.1(j)
Exchange Act	5.2(c)(iii)
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	1.4(a)
Expenses	7.7
Final Converted Contracts	3.4
Final Earn-Out Consideration	3.4
FBCA	1.2(b)
FTC	7.4(b)
GAAP	5.1(d)(i)
Governmental Entity	5.1(c)(iii)
Hazardous Materials	5.1(j)
Holdback Agent	9.4
Holdback Escrow Agreement	9.4
Holdback Fund	9.3(a)(ii)
Holdback Shares	2.3(b)
Indemnified Persons	9.2
Information Statement/Prospectus	7.1(a)
In-House Processing Net Income	2.2(a)

TERM	SECTION

In-House Processing Revenues	2.2(a)
Initial Earn-Out Consideration	3.2
Initial Earn-Out Period	3.2
Initial Monthly Subscription Fee	2.2(a)
Injunction	8.1(b)
Intellectual Property	5.1(k)
IRS	7.17
Liens	5.1(c)(ii)
Merger	Recitals
Merger Corp.	Preamble
Net Income	2.2(a)(vii)
New Combined Company Plans	7.6(b)
New Core	Preamble
New Core Acquisition Proposal	7.5(b)
New Core Common Stock	1.4(a)
New Core Computed Net Income	2.2(a)
New Core Computed Revenue	2.2(a)
New Core Disclosure Schedule	5.1
New Core Holders	2.1
New Core Necessary Consents	5.1(c)(iii)
New Core Permits	5.1(h)(ii)
New Core Plans	5.1(r)(i)
New Core Shareholders Meeting	7.1(b)
New Core Written Consents	7.1(b)
Officers’ Certificate	9.3(a)(iii)
OGCL	1.2(b)
Ohio Secretary	1.2(b)
Other Products Net Income	2.2(a)
Out-Sourced Net Income	2.2(a)
Out-Sourced Processing Revenues	2.2(a)
Permitted Liens	5.1(u)
PTO	5.1(k)(vii)
RDSI	Preamble
RDSI Common Stock	5.2(b)(i)
RDSI Computed Valuation	2.2(a)
RDSI Disclosure Schedule	5.2
RDSI Financial Advisor	5.2(j)
RDSI Financial Statements	5.2(d)(ii)
RDSI Necessary Consents	5.2(c)(iv)
RDSI Permits	5.2(f)(ii)
Registration Statement	7.1(a)
Release Date	9.3(f)
Revised Contract	3.8
Rurban	Preamble
Required Approvals	7.4(a)
Required New Core Vote	5.1(f)
SEC	5.1(e)(i)
Securities Act	3.3
Survival Period	9.1

TERM	SECTION

Termination Date	10.1(b)
Valuation Date	2.2(a)
Violation	5.1(c)(ii)

11.12       Disclosure Schedule.  The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to RDSI, New Core or any Subsidiary of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized.

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce
Kenneth A. Joyce
Chief Executive Officer

NEW CORE HOLDINGS, INC.

By:	/s/ John J. Aranowicz
Name:	John J. Aranowicz
Title:	President and CEO

NC MERGER CORP.

By:	/s/ Kenneth A. Joyce
Kenneth A. Joyce
President